EXHIBIT 10.1

CERIDIAN CORPORATION

Personal and Confidential

Date:	March 23, 2005

To:	Robert H. Ewald

From:	Ronald L. Turner

Subject:	Mutual Termination Agreement

This Mutual Termination Agreement will confirm the agreement to mutually terminate the employment relationship between Ceridian Corporation, on behalf of itself and its subsidiaries, affiliates, directors, officers, successors, assigns, and agents (“Ceridian”) and you.  In addition, and pursuant to Ceridian’s Corporate Governance Policies and Guidelines, you immediately tendered your resignation from the Ceridian Board of Directors effective January 10, 2005 and you have also resigned as an officer of the Corporation effective January 10, 2005.

1.                                       Termination of Executive Employment Agreement

Ceridian has given and you have received notice of termination of the Executive Employment Agreement between you and Ceridian, dated July 21, 2003 (“Agreement”) pursuant to paragraph 4.03(b) of the Agreement.  The Executive Employment Agreement and other written or verbal agreements between Ceridian and you, if any, are hereby terminated and, except as expressly provided for in this Mutual Termination Agreement (including without limitation, paragraph 13 and 14 hereof), are of no further force or effect.

2.                                       Notice Payment

Pursuant to paragraph 4.03(b) of the Agreement, commencing January 11, 2005, you will be paid at your usual rate of your annual base salary and adder until your termination date of April 1, 2005 (“Termination Date”).  Pursuant also to paragraph 4.03(b) you will receive a lump sum payment of $44,999.99 subject to appropriate withholding.  This represents payment of 26 days of base annual salary, which is the remaining annual base salary to complete payments equal to 75 days worth of annual base salary.

3.                                       Base Salary Payment

Pursuant to paragraph 4.03(b) of the Agreement, you will receive in a lump sum payment equal to two years’ base salary ($900,000), subject to appropriate withholding, which includes severance, if any, under the Ceridian Severance Plan.  You will also receive in a lump sum, fifty thousand dollars ($50,000) which is equal to two years of your annual perquisite supplemental cash adder, which is also subject to withholding.  These payments are conditioned upon your executing a release, attached as Exhibit A, releasing all claims against Ceridian.

These payments will be made within fifteen (15) days after the termination date of    April 1, 2005.

4.                                       Annual Incentive Bonus

Pursuant to paragraph 4.03(b) of the Agreement, you will be eligible for consideration by the Compensation and Human Resources Committee of the Board of Directors on the same basis as any other executive for any 2004 bonus to which you would be entitled under the applicable Ceridian annual bonus plan.  The termination of the employment relationship in 2005 will have no effect in the 2004 bonus determination.

5.                                       Outplacement/Financial Planning

Pursuant to paragraph 4.03(b) of the Agreement, Ceridian will credit you with up to $20,000.00 of expenses toward you finding a new position, or for purchase of equipment, or to receive financial and/or tax planning services.  Such expenses may include suitable outplacement counseling services, Ceridian equipment such as computers and scanners currently in use by you which you may retain as long as you arrange for Ceridian to remove and return to Ceridian from such equipment any confidential information, databases and customer lists.  In addition, inclusive of the value of the aforementioned services and equipment, upon submission of appropriate invoices, Ceridian will reimburse you for other expenses such as tax advice or financial planning services.

6.                                       Ceridian Stock Options

Stock Options and Restricted Stock awarded to you by Ceridian as an employee which have not yet vested as of the Termination Date will be forfeited.  Options which are vested as of the Termination Date must be exercised within ninety (90) days of the Termination Date or they will be forfeited.  You will continue to be subject to a company-imposed “Black Out” period and the ninety (90) days you have to exercise options that are exercisable is inclusive of the blackout period.  Restricted Shares, where the restrictions are lifted, are registered in your name at the Bank of New York.

Awards granted under the Board of Directors Plan will be governed according to the terms of that plan.  Outstanding options held by you will remain exercisable until the expiration date of each such option only to the extent such options were exercisable as of termination as a Director.

Attached as Exhibit B, is a letter from Colleen Dockendorf, Executive Compensation, along with a spread sheet delineating option and restricted share awards as an employee, and awards granted as a Director and the cost basis of each grant.

7.                                       Ceridian Savings and Investment Plan (401(k))

Upon the Termination Date, if you are a participant, your active participation in the Ceridian Saving and Investment Plan will cease and you will be eligible to receive benefits in accordance with the terms and conditions of that Plan.

8.                                       Ceridian Deferred Compensation Plan

Upon the Termination Date, if you are a participant, participation in the Ceridian Deferred Compensation Plan will cease.  You will be eligible to receive benefits in accordance with the terms and conditions of the Plan.

Please find attached Exhibit C, which reflects your Deferred Compensation Plan statement as of 01/01/2005.  The 401(k) Restoration Match portion of your account is eligible for distribution per the terms of the Plan.

9.                                       Supplemental Executive Retirement Plan (SERP)

The Supplemental Executive Retirement Plan has a three-year vesting schedule.  Funds in this Plan have not vested and will be forfeited.

10.                                 Benefits

a.                                       Long Term Care Insurance

Pursuant to paragraph 4.06(b) of the Agreement, you will keep the current Long Term Care Insurance contract provided to you and your spouse and Ceridian will continue to pay the remaining premiums until the policy is fully paid.

b.                                      Personal Days Off

You will receive a lump sum payment of $36,350.47 on your Termination Date representing all accrued personal days off, subject to applicable withholding.

c.                                       Health and Dental Coverage

The health and dental coverage in which you and any dependents are currently enrolled terminates on the last day of the month during which the Termination Date occurs.  You will be eligible to continue and/or participate in those employee benefits generally available to employees in accordance with the provision of the applicable benefit plans.

d.                                      Life Insurance

Life insurance coverage ends at midnight on the day you or your dependents become ineligible for the coverage. Eligibility ends at midnight on the last day of the month in which your termination date occurs. You may continue coverage for up to 18 months on an after-tax basis.

When your coverage ends or at the end of the continuation period, you may convert all or part of your current coverage to an individual whole life policy without providing evidence of insurability.  You will have 31 days after the end of your continuation period or when your coverage ends to elect conversion coverage.

e.                                       Other Insurance

Business Travel Accident, Accidental Death and Dismemberment Insurance and Short-Term and Long-Term Disability provided by Ceridian terminate at midnight on the Termination Date.

11.                                 Outstanding Obligations

You agree that you will satisfy all outstanding obligations associated with your employment with Ceridian, including, but not limited to, return of any Ceridian equipment (other than equipment credited under paragraph 5 above), outstanding expense reports and travel advances, and the balance on your Ceridian credit card, on or before execution of this Mutual Termination Agreement.

12.                                 Pending and Threatened Litigation and Claims

Ceridian currently is involved in litigation commenced by or on behalf of shareholders and other third parties and is currently subject to an SEC investigation, and in the future, may become involved in other lawsuits or be subjected to other claims (collectively, “Company Litigation”).  You may be subpoenaed to give deposition testimony or to testify at trial in Company Litigation.  It also may be to Ceridian’s benefit to have you work with Ceridian in the defense of Company Litigation.  Further, it is possible that you could be named as a party-defendant in future litigation involving Ceridian.  In view of these circumstances, you and Ceridian agree as follows:

a.                                       Cooperation

You will make yourself available upon request to confer with Ceridian’s senior executive officers and lawyers at mutually convenient times and places during regular business hours for reasonable amounts of time regarding Company Litigation.

b.                                      Indemnification and Advancement of Expenses

Notwithstanding your separation from Ceridian’s employment and service as a director, with respect to events that occurred during your tenure as a director or an officer of Ceridian, you will be entitled, as a former director and officer of Ceridian, to the same rights that are afforded to its directors and senior executive officers now or in the future, to indemnification and advancement of expenses pursuant to and as provided in the Indemnification Agreement with you, in the charter documents of Ceridian and under applicable law, and to coverage and a legal defense under any applicable general liability and/or directors’ and officers’ liability insurance policies maintained by Ceridian.

c.                                       Counsel

The provisions of this paragraph c are subject to eligibility for indemnification and advancement of expenses under paragraph b above.  Ceridian will provide legal counsel at its expense to represent you in Company Litigation, which legal counsel may be the same legal counsel that is representing Ceridian at the same time (“Company Counsel”).  In the unlikely event that a conflict or adversity develops between you and Ceridian that would, under Rule 1.7 of the Minnesota Rules of Professional Conduct, preclude the continued representation of you by Company Counsel in Company Litigation, then you will have the right to withdraw from the representation provided by Company Counsel and to select your own legal counsel to continue to represent you in Company Litigation, in which event Ceridian will reimburse you for the attorneys’ fees and costs that are charged by your own legal counsel.

Notwithstanding any other provision of this paragraph, you have the right to retain your own legal counsel, at your own expense, to represent you in Company Litigation jointly with Company Counsel, or to represent you in any other legal matters involving you and Ceridian.

13.                                 Confidentiality, Disclosure and Assignment

The terms and conditions of Article V of the Agreement, including without limitation, paragraph 5.01, remain in full force and effect and are not altered by this Mutual Termination Agreement.

14.                                 Non-Competition/Non-Recruitment and Non-Disparagement

The terms and conditions of Article VI of the Agreement, including without limitation paragraphs 6.02 and 6.04, remain in full force and effect and, are not altered by this Mutual Termination Agreement.  You acknowledge that your non-compete obligations to Ceridian Corporation protect its legitimate interests and are reasonable.  During the Non-Compete Period, you must give Ceridian the notice specified in paragraph 6.02(c) of the Agreement.  Ceridian will consider, on a case by case basis, a limitation of your non-competition restrictions.  Accordingly, during the Non-Compete Period, when you give the written notice specified in paragraph 6.02(c) of the Agreement to one of Ceridian’s Executive Officers, you may request in writing a limitation of your non-competition restrictions, which request shall be considered and acted upon by Ceridian in good faith within a reasonable time (but not more than 30 days) from its receipt of your written notice to Ceridian, which request shall not be unreasonably denied by Ceridian.  Your notice to Ceridian, and any request for a limitation on your non-competition restrictions, must describe in detail the firm and the employment or consulting services to be rendered or ownership interest to be obtained, include a copy of any written offer of employment, engagement of consulting services or intended ownership interest (with any proposed compensation information redacted), and contain such other information as necessary for Ceridian to evaluate the request and any actual or potential competitive activities.  If you violate the provisions of this paragraph, Ceridian shall have the right to seek and obtain injunctive relief and, without in any way limiting Ceridian’s right to obtain injunctive relief, Ceridian shall have in addition the right to otherwise enforce all of its rights and remedies, in law and in equity.

15.                                 No Adequate Remedy

We each agree that it is impossible to measure in money the damages which would accrue to either of us by reason of a failure to perform any of the obligations under this Mutual Termination Agreement or the Agreement and therefore injunctive judicial relief, in court, is appropriate.  Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law.

16.                                 Successors and Assigns

This Mutual Termination Agreement shall be binding upon and inure to the benefit of the successors and assigns of Ceridian, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition.  This Agreement shall not be assignable by you.

If you should die before all the payments required to be made to you by Ceridian by this Mutual Termination Agreement have been made, then all remaining payments specified in such paragraphs shall be made by Ceridian to your wife, if she is then living, or to your estate, if she is not living.

17.                                 Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota, without giving effect to the conflicts of law principles thereof.

18.                                 Entire Agreement

No supplement, modification, or amendment of this Mutual Termination Agreement shall be binding unless executed in writing by both you and Ceridian.  This Mutual Termination Agreement constitutes the entire understanding between you and Ceridian, and supersedes all prior discussions, representations, and negotiations with respect to the matters herein relating to your termination.

CERIDIAN CORPORATION

By:	/s/ Gary M. Nelson		/s/ Robert H. Ewald
	Gary M. Nelson		Robert H. Ewald
Its:	Executive Vice President, CAO, General
Counsel and Corporate Secretary

Date:	As of March 25, 2005	Date:	As of March 24, 2005

Exhibit A

RELEASE

I, Robert H. Ewald, in consideration of the payments of $475,000 subject to appropriate withholding, which includes compensation to which I would not be otherwise entitled, do, except as specifically provided below, hereby fully and completely release and waive any and all claims, complaints, causes of action or demands of whatever kind which I have or may have against Ceridian Corporation, its predecessors, successors, subsidiaries and affiliates and all past and present members of the Board of Directors, officers, employees and agents of those persons and companies (“Ceridian”) arising out of any actions, conduct, decisions, behavior or events occurring up to the date of my execution of this Release.

I understand and accept that this Release specifically covers but is not limited to any and all claims, complaints, causes of action or demands which I have or may have against the above-referenced released parties relating in any way to the terms, conditions and circumstances of my employment up to the date of my signature below, any form of employment discrimination prohibited under any state’s human rights act, Title VII of the Federal Civil Rights Act of 1964 and the Federal Age Discrimination in Employment Act.  I further understand that this Release extends to but is not limited to all claims which I may have based on statutory or common law claims for negligence or other breach of duty, wrongful discharge, breach of contract, breach of any express or implied promise, misrepresentation, fraud, retaliation, breach of public policy, infliction of emotional distress, defamation, promissory estoppel, failure to pay wages or any other theory, whether legal or equitable. Notwithstanding the foregoing, I do not waive my rights to (i) enforce the performance by Ceridian of its obligations under the Executive Employment Agreement between myself and Ceridian (including, without limitation, the obligation to make the payments and provide the benefits described in Article VII thereof if applicable), (ii) any pension or other employee benefits payable pursuant to the terms of the applicable plans of Ceridian or any affiliate, which benefits shall be paid or provided in accordance with the terms of such plans or (iii) indemnification from Ceridian with respect to my service with Ceridian, whether provided pursuant to Ceridian’s bylaws or otherwise.

Nothing contained herein, however, shall be construed to prohibit me from filing a charge with the Equal Employment Opportunity Commission, but my release includes a release of my right to file a court action or to seek individual remedies or damages in any Equal Employment Opportunity Commission-filed court action, and my release of these rights shall apply with full force and effect to any proceedings arising from or relating to such a charge.

I agree that my only remedy for any dispute I have about the enforceability of this Release shall be to submit that dispute to final and binding arbitration in accordance with the rules of the American Arbitration Association.  Ceridian and I agree that I must send written notice of any claim to Ceridian by certified mail, return receipt requested.  Written notice to Ceridian shall be sent to its Secretary at 3311 East Old Shakopee Road, Minneapolis, MN 55425-1640.

I understand that I may rescind this Release if I do so in writing, delivered by certified mail, return receipt requested, to Office of the General Counsel, Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, MN 55425-1640, within fifteen (15) calendar days of the date of my signature below.  Upon the expiration of fifteen (15) calendar days from the date indicated below, if I have not rescinded this Release, then Ceridian Corporation shall promptly deliver to

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me the above-referenced payment, subject to appropriate withholding, this Release being contingent upon payment of that sum.

If sent by mail, the rescission must be:

•              Postmarked within the 15 calendar-day period;

•              Properly addressed to Ceridian; and

•              Sent by certified mail, return receipt requested.

By my signature below, I acknowledge that I fully understand and accept the terms of this Release, and I represent and agree that my signature is freely, voluntarily and knowingly given.  I have had 21 days in which to consider this agreement.  By my signature below, I further acknowledge that I have been provided a full opportunity to review and reflect on the terms of this Release and to seek the advice of legal counsel of my choice, which advice I have been encouraged to obtain.

If I do not execute this Release within 30 days after I receive it, the offer Ceridian has made for a payment herein is null and void.

Date:	/s/ Robert H. Ewald
Robert H. Ewald

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EXHIBIT B

Colleen Dockendorf Director, Executive Compensation Ceridian Corporation 3311 East Old Shakopee Road Minneapolis, Minnesota 55425-1640 952/548-8012

February 15, 2005

Mr. Robert H. Ewald

8 Franklin Lane

Red Lodge, MT 59068

Dear Bo:

This letter explains how your equity compensation is affected by your termination as a member of the Ceridian Board of Directors and your termination as an employee.  Enclosed are two holdings summaries, separated based on those earned as an employee and those earned as a board member.  They are separated because you have different termination dates and different exercise rights, as explained below.  Please note that all trading activity is subject to any trading restrictions as noted below under the heading “Trading in Ceridian Stock”.

Board of Director Equity Compensation

You terminated as a member of the Ceridian Board of Directors on January 11, 2005.  Note that all awards granted before March 30, 2001 have been converted as a result of the spin-off of Arbitron.

•                  Stock Options – You have 24,161 options to purchase Ceridian shares, all of which are vested.  You have the right to exercise these options until they reach their expiration dates.

•                  Restricted Stock – Your initial grant upon joining the board vested in 20% installments over 5 years, with the last installment on February 5, 2003.  You received stock certificates upon these vestings. In addition, you received a stock certificate of Arbitron shares when it vested on January 27, 2004.

The remaining restricted stock grants totaling 5,869 vested when you terminated as a member of the board on January 10, 2005.  These shares are held in book entry in an account in your name at the Bank of New York.  The enclosed spreadsheet includes the cost basis for each grant.

Employee Equity Compensation

•                  Stock Options – You have 88,934 exercisable stock options.  You have the right to exercise these options up to 3 months following your termination date.

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•                  Restricted Stock – You have 9,789 unrestricted shares of Ceridian stock held in book entry in your name at the Bank of New York, Ceridian’s transfer agent.  The balance of your restricted shares will forfeit as of your termination date.  The per-share cost basis of each grant is included on the enclosed spreadsheet.

Trading in Ceridian Stock

You are currently subject to a “black-out” period prohibiting you from undertaking any transaction involving Ceridian stock.  We will notify you once this black-out period has expired.  Under applicable securities laws and Ceridian’s Code of Conduct, you may not buy or sell Ceridian securities at any time when you have non-public information of a material nature about Ceridian; you must wait until the information becomes publicly available.

If you have questions regarding any of the information in this letter, please call me at 952.548.8012.

Sincerely,

/s/ Colleen Dockendorf

Colleen Dockendorf
Ceridian Corporation

Encl. Equity holdings

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LONG-TERM INCENTIVE PLANS

BO EWALD

Awards Granted As Member of Board of Directors

STOCK OPTION AWARDS

				CURRENT	VALUE OF
	SHARES	GRANT	GRANT	SHARES	EXERCISABLE	UNEXERCISABLE	VALUE OF		EXPIRE
	GRANTED	DATE	PRICE	EXERCISABLE	SHARES (1)	SHARES	UNEXERCISABLE (1)	# EXERCISED	DATE

NQSO	5,387	5/22/1998	$20.86	5,387	$0	0	$0	0	5/22/2008
NQSO	5,387	5/20/1999	$26.31	5,387	$0	0	$0	0	5/20/2009
NQSO	5,387	5/25/2000	$17.87	5,387	$0	0	$0	0	5/25/2010
NQSO	4,000	5/24/2001	$20.42	4,000	$0	0	$0	0	5/24/2011
NQSO	4,000	5/22/2002	$22.25	4,000	$0	0	$0	0	5/22/2012
Total	24,161			24,161	$0	0	$0	0

(1)   Based on 2/09/05 closing price of $16.89

RESRICTED STOCK AWARDS

					SHARES	PER SHARE
	SHARES		GRANT		WITHOUT	COST
	GRANTED		DATE		RESTRICTIONS	BASIS

RSP	746		1/4/1999		746	$26.83
RSP	1,214		1/3/2000		1,214	$16.38
RSP	1,240		1/2/2001	(2)	1,240	$17.86
RSP	304		1/2/2001	(2)	304	$14.59
RSP	1,377		1/2/2002		1,377	$17.57
RSP	988	(3)	1/2/2003		988	$15.17
Total	5,869				5,869

(2)   Cost basis split based on pre-Arbitron and post-Arbitron spin-off prices

(3)   Originally granted 1,794; forfeited 806 on 7/21/03 when became an employee

LONG-TERM INCENTIVE PLANS

BO EWALD

Awards Granted As An Employee

STOCK OPTION AWARDS

				CURRENT	VALUE OF
	SHARES	GRANT	GRANT	SHARES	EXERCISABLE	UNEXERCISABLE	VALUE OF		EXPIRE
	GRANTED	DATE	PRICE	EXERCISABLE	SHARES (1)	SHARES	UNEXERCISABLE (1)	# EXERCISED	DATE

NQSO	166,650	7/23/2003	$18.29	55,550	$0	111,100	$0	0	7/23/2008
NQSO	100,150	1/31/2004	$20.56	33,384	$0	66,766	$0	0	1/31/2009
Total	266,800			88,934	$0	177,866	$0	0

(1)   Based on 2/09/05 closing price of $16.89

RESRICTED STOCK AWARDS

			SHARES		SHARES	PER SHARE	SHARES
	SHARES	GRANT	WITH	SHARES	WITHHELD	COST	WITHOUT
	GRANTED	DATE	RESTRICT	VESTED	FOR TAXES	BASIS	RESTRICTIONS

RSP	27,785	7/23/2003	18,523	9,262	3,029	$18.00	6,233
RSP	16,690	1/31/2004	11,126	5,564	2,008	$17.70	3,556
Total	44,475		29,649	14,826	5,037		9,789

EXHIBIT C

Deferred Compensation Plan

Benefit Statement Prepared For

Robert H Ewald

for the Period Ending 01/10/2005

CURRENT BALANCE

Total
Beginning Balance on 12/01/2004	$18,003.61
EE Contributions in period	$0.00
ER Contributions in period	$60,800.00
Distributions in period	$0.00
Gain/Loss in period	$(2,400.87)
Forfeitures/Adjustments in period	$0.00

Ending Balance on 01/10/2005	$76,402.74
Vested Balance on 01/10/2005	$14,225.22

SCHEDULED ANNUAL DEFERRALS

2004 Bonus Paid in 2005	0%
2005 Bonus Paid in 2006	0%
2005 Annual Base Salary Deferral	0%

ACCOUNT SUMMARY

Plan Participation Date	12/31/2003
Years of Plan Participation	1.03
Current Retirement Income Benefit Election
Date of Last Allocation Change	12/15/2004

Employee Contributions Year to Date	$0.00
Employer Contributions Year to Date	$0.00
Distributions Year to Date	$0.00
Forfeitures/Adjustments Year to Date	$0.00
Gain/Loss Year to Date	$(3,084.31)

PRE-RETIREMENT SURVIVOR BENEFIT

Account Balance on 01/10/2005	$76,402.74
2x(Employee Contributions to Date)	$0.00
Total Survivor Benefit on 01/10/2005	$76,402.74

If you have any questions, or if you would like to make any changes to your account as permitted by the Plan, please contact USI Consulting Group at (800) 360-1588 or clientservices@usicg.com. Refer to the current Plan Summary for details about the Plan.

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CERIDIAN	Deferred Compensation Plan
	Fund Information for Robert H Ewald	Period Beginning:	12/01/2004
		Period Ending:	01/10/2005
		Ending Balance:	$76,402.74

Fund Name	Deferral Allocation %	Beginning Balance	Contributions	Transfers	Distributions	Gains/Losses	Forfeitures / Adjustments	Closing Balance
Restoration Match Account - pre 2005
Fidelity VIP Overseas Portfolio: Service Shares	0%	$0.00	$3,700.00	$0.00	$0.00	$(127.69)	$0.00	$3,572.31
Gartmore GVIT Small Cap Growth Fund: Class I	0%	$0.00	$3,700.00	$0.00	$0.00	$(178.98)	$0.00	$3,521.02
Goldman Sachs VIT Mid Cap Value Fund	0%	$0.00	$3,700.00	$0.00	$0.00	$(123.89)	$0.00	$3,576.11
T. Rowe Price Mid Cap Growth Portfolio: Class II	0%	$0.00	$3,700.00	$0.00	$0.00	$(144.22)	$0.00	$3,555.78
Account Totals:		$0.00	$14,800.00	$0.00	$0.00	$(574.78)	$0.00	$14,225.22

Vested Balance:								$14,225.22

Supplemental Match Account - pre 2005
Fidelity VIP Overseas Portfolio: Service Shares	0%	$4,345.51	$11,500.00	$0.00	$0.00	$(393.65)	$0.00	$15,451.86
Gartmore GVIT Small Cap Growth Fund: Class I	0%	$4,303.87	$11,500.00	$0.00	$0.00	$(576.57)	$0.00	$15,227.30
Goldman Sachs VIT Mid Cap Value Fund	0%	$4,825.43	$11,500.00	$0.00	$0.00	$(381.58)	$0.00	$15,943.85
T. Rowe Price Mid Cap Growth Portfolio: Class II	0%	$4,528.80	$11,500.00	$0.00	$0.00	$(474.29)	$0.00	$15,554.51
Account Totals:		$18,003.61	$46,000.00	$0.00	$0.00	$(1,826.09)	$0.00	$62,177.52

Vested Balance:								$0.00

Participant Totals:		$18,003.61	$60,800.00	$0.00	$0.00	$(2,400.87)	$0.00	$76,402.74

If you have any questions, or if you would like to make any changes to your account as permitted by the Plan, please contact USI Consulting Group at (800) 360-1588 or clientservices@usicg.com. Refer to the current Plan Summary for details about the Plan.

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